UNITED STATES
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SCHEDULE 14A
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Merck & Co., Inc.
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This filing consists of a transcript of a videomail presentation given by Bob McMahon, President of U.S. Commercial Operations for Merck & Co.

Video with Bob McMahon, President, US Commercial Operations
Topic: Progress on U.S. Commercial Model and Overview of 2009 USCO Objectives
Distributed 3/12/09; 4:25 pm

1.	Brief introduction

•	Hello, and thanks for watching this update.

•	Nearly two years ago, we began our journey to build an industry-leading commercial model and transform the way we interact with our customers.

•
Since then, we have invested significant energy and resources in designing and beginning to implement a new model that aligns our teams around our customers … and that positions us to build trust and demonstrate value by partnering with our customers to improve patient health outcomes.

•	In the past several weeks, with the placement of our customer representatives, we have now completed the restructuring we began last August when we created the U.S. Commercial Operations organization.

•
You are probably wondering what will happen next given the Merck – Schering Plough merger announcement we made on Monday. I know that the announcement may be creating some new concerns just when you thought that things might be stabilizing in terms of our people and our organization.

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We have known that our Merck leadership team was actively pursuing opportunities that would strengthen our pipeline and position the company for sustainable growth for the future. Our organization, our U.S. Commercial Model approach and launch timing have been designed with an eye toward successful business development that would expand the depth and breadth of our pipeline and our opportunities to enhance our value to customers.

•
The good news is that all of the tough decisions we have made to create a structure that is lean, flexible and sized for our current portfolio of products has put us in a good position to work through the integration process that will come later this year with minimal disruption to our organization.

•	For now, until the merger is executed, which is expected some time in the fourth quarter, we must continue to perform our jobs in the same way as before the announcement.

•	That means ensuring that the national launch of our U.S. Commercial Model proceeds as planned and that we stay focused on delivering the 2009 results that are expected of us.

•	Before I give you the highlights of our 2009 priorities, I want to acknowledge the significant milestone that our last step of the re-alignment represents.

•	Getting to this point didn't come without some pain. At every step of the restructuring, we have had to make the difficult decisions that have led to the displacements of some of our colleagues.

•
This final step of our restructuring resulted in a reduction of about 750 employees. These 2009 actions, combined with previous reductions in the U.S. sales organization in 2008 and in 2007, represent a total reduction of approximately 2,800 positions or 33% since early 2007. These numbers reflect all sales-related positions including headquarters and sales management.

•	Decisions like these are never easy, no matter what the reason or how compelling the business rationale … and I am acutely aware of the impact to our people.

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I want to thank you again for your participation in the bottom-up process that led to our ability to create an organization that is durable and is aligned with our customers in every geography. I know that everyone across the organization has contributed to getting us to this point.

•	I sincerely appreciate your focus and dedication during these challenging times … I know that you have continued to work hard despite the uncertainty caused by the realignment process.

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I believe we can move forward with confidence that we have the right teams in the right structure. Having made these difficult choices we have paid the toll on building an organization that is durable, forward looking and prepared for the task at hand.

Finalizing our structure is only one element of the foundation we're building to transform the way we do business.

•	The next step is to focus on aligning every aspect of our work around our core Business, Customer and People priorities.

•	You will hear more details about our priorities at your upcoming launch meetings, but here is a brief summary of our focus for 2009.

•	With respect to our Business:

o	We must achieve our profit plan net sales and operating income targets

o	Our gross sales target for 2009 is $16.3 billion for the 15 products we promote in the U.S.

o	And, we must remain forward looking and develop plans to achieve 2010 LROP revenue, expense and infrastructure commitments.

•	With respect to our Customers,

o	We will build trust and demonstrate value through the delivery of the desired customer experience …

o
Our key measure on this will continue to be our quarterly customer trust and value survey metric, which is also a part of our 2009 scorecard. Our first baseline survey is currently underway and we expect to share those results soon.

•	And finally, with respect to our People,

o	Our 2009 priorities focus on holding ourselves, our colleagues, and our leaders, accountable to demonstrate the behaviors consistent with the desired USCO culture.

o	We will focus on doing those things that we know create a highly engaged and satisfied workforce, because we know that’s a leading indicator to highly satisfied customers.

o	Our key measure for this priority will continue to be our Denison Culture and Plan to Win survey results, also a part of our ’09 scorecard.

•	It goes without saying, but I'll say it anyway, that we will deliver on our 2009 priorities in compliance with policy, safety standards and our diversity and retention goals.

·	I want to reinforce that, while we’ve achieved a critical milestone in completing our alignment … we are far from reaching the intent of the U.S. Commercial Model.

·	In terms of changing our culture and our mindset, and learning how to work differently both as individuals, and as an organization ... it’s really just beginning …

•	To fully deliver on the vision we have for our U.S. Commercial Model, and for our U.S. Commercial Operations organization, we must take on a real cultural transformation …

-	We must become comfortable with the need to experiment, act and learn ….

-	We need to be willing to consider new ways to work, and to try new ideas without having all the answers first.

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I know that our teams in the pilot region are certainly testing new approaches and are continuing to learn everyday. We always love hearing about the success stories, but I especially appreciate it when someone stands up and talks about something that didn't work out exactly the way they had planned.

-	One of these stories came from Amy Flynn, an MGAM in Minneapolis.

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Early in the roll out of the new commercial model in the pilot geography, she had made good in-roads with a clinic manager with a mid-sized customer. This customer was having a difficult time convincing her provider staff to make some changes in their office processes and thought that Amy might help her make a case for change with her team.

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The clinic manager was able to schedule a meeting where Amy would show the new Merck capabilities and share what Merck would be able to do for their office. Amy was so excited to have this opportunity and prepared like mad, trying to know all the potential resources we might have available to help them.

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Amy's big day arrived, but as she began to go through all of her material, she got the sense that she was missing the mark. The physicians were very nice but non-committal when she asked them what they thought.

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After the meeting, she had a chance to de-brief with the clinic manager who was so supportive of what she was trying to accomplish. But, knowing what she knew of the physicians, she thought that it was too much information too soon.

-	So, lessons learned?

-	Amy says she would have taken more time to work with the clinic manager to narrow the focus of what she thought was the most important area of need.

-	She would have met with a few of the physicians prior to the meeting to give them some background on Merck's new approach and to get their perspectives on what was important to them.

-	Finally, she would not have brought so many resources to the meeting. It was just too overwhelming to hear about a new approach and then see all of the resources.

-	Important lessons to be sure, but it's what the team has done with them that is making the difference.

-	They are now taking a different approach with the customer representatives allowing them to build a relationship with the physicians and slowly introduce the new commercial model concepts.

-	And, they are working with the clinic manager to introduce resources and tools when they are ready for them.

-	Thanks Amy for sharing your story and knowing that we have to look at both our successes and our failures if we are going to be successful.

•	Another cultural shift we must tackle is to become more efficient and agile…. and more adaptable to our changing industry and market pressures.

•	One example where we’re increasing efficiency and agility with measurable success is through our strategic partnership with inVentiv Health, which I announced last fall …

-	We entered into this partnership to gain greater flexibility in providing services to our customers especially as we were taking the steps to restructure our field sales organization

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Now that we have completed the placement of our field sales representatives, we have decided to expand our partnership, filling a large portion of our future entry-level vacancies through inVentiv. We have waited to implement this decision until now to allow any displaced Merck employees to post for remaining vacancies.

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We believe this approach will help us meet the changing customer and business needs and will provide our organization – and over time, the entire company – with the increased flexibility that our new model demands of us.

-	Beyond flexibility, this new partnership will be more cost-effective, and it will enable us to manage ups and downs in workloads more efficiently.

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All of this directly supports the spirit of a new efficient, customer-focused model that meets our business and our customers’ needs … while, at the same time, minimizing the impact on our core sales teams.

3.	Close:

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I know that the news this week will prompt many new questions. I ask that you continue to focus on the important work at hand to launch our U.S. Commercial Model and deliver the results that are expected of us for 2009. I can promise you that we will continue to communicate with you on a regular basis and will share what we know as soon as we are able to do so.

•	We’ve accomplished so much to build and begin to implement our new model in the past two years … and it couldn’t have happened without your support.

-	We’ll need that same continued focus and dedication as we now begin the work to deliver on the intent of our new model and prepare for the new opportunities that will come as a result of the merger.

•	This is a defining moment for our organization and for our company.

-	Your Regional launch meeting this month is where it all begins.

-	I look forward to joining you and your colleagues at the meetings, because that’s when we’ll really start working in our new model …

•	Please come into your meeting fully engaged, and plan to give your leadership and your colleagues your enthusiasm and full attention.

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To get the most out of that experience, before you attend your meetings, I encourage you to complete the pre-meeting exercises. You may also want to visit the U.S. Commercial Operations website and learn as much as you can about the model and your new role in it …

•	And, by the end of your meetings, I hope you’ll walk away with a strong sense of exactly where we’re headed as an organization, and feel confident in what our future holds.

•	I am certainly excited about our future. We are poised to take our organization and Merck in a completely new direction as we rebuild trust and create a new kind of partnership with our customers.

•	Thank you.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995. Such statements may include, but are not limited to, statements about the benefits of the proposed merger between Merck and Schering-Plough, including future financial and operating results, the combined company’s plans, objectives, expectations and intentions and other statements that are not historical facts. Such statements are based upon the current beliefs and expectations of Merck’s and Schering-Plough’s management and are subject to significant risks and uncertainties. Actual results may differ from those set forth in the forward-looking statements.

The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: the possibility that the expected synergies from the proposed merger of Merck and Schering-Plough will not be realized, or will not be realized within the expected time period, due to, among other things, the impact of pharmaceutical industry regulation and pending legislation that could affect the pharmaceutical industry; the ability to obtain governmental and self-regulatory organization approvals of the merger on the proposed terms and schedule; the actual terms of the financing required for the merger and/or the failure to obtain such financing; the failure of Schering-Plough or Merck stockholders to approve the merger; the risk that the businesses will not be integrated successfully; disruption from the merger making it more difficult to maintain business and operational relationships; the possibility that the merger does not close, including, but not limited to, due to the failure to satisfy the closing conditions; Merck’s and Schering-Plough’s ability to accurately predict future market conditions; dependence on the effectiveness of Merck’s and Schering-Plough’s patents and other protections for innovative products; the risk of new and changing regulation and health policies in the U.S. and internationally and the exposure to litigation and/or regulatory actions. Merck and Schering-Plough undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.  Additional factors that could cause results to differ materially from those described in the forward-looking statements can be found in Merck’s 2008 Annual Report on Form 10-K, Schering-Plough’s 2008 Annual Report on Form 10-K and each company’s other filings with the Securities and Exchange Commission (the “SEC”) available at the SEC’s Internet site (www.sec.gov).

Additional Information

In connection with the proposed transaction, Schering-Plough will file a registration statement, including a joint proxy statement of Merck and Schering-Plough, with the SEC.  Investors are urged to read the registration statement and joint proxy statement (including all amendments and supplements to it) because they will contain important information.  Investors may obtain free copies of the registration statement and joint proxy statement when they become available, as well as other filings containing information about Merck and Schering-Plough, without charge, at the SEC’s Internet web site (www.sec.gov). These documents may also be obtained for free from Schering-Plough’s Investor Relations web site (www.schering-plough.com) or by directing a request to Schering-Plough’s Investor Relations at (908) 298-7436. Copies of Merck’s filings may be obtained for free from Merck’s Investor Relations Web Site (www.merck.com) or by directing a request to Merck at Merck’s Office of the Secretary, (908) 423-1000.

Merck and Schering-Plough and their respective directors and executive officers and other members of management and employees are potential participants in the solicitation of proxies from Merck and Schering-Plough shareholders in respect of the proposed transaction.

Information regarding Schering-Plough’s directors and executive officers is available in Schering-Plough’s proxy statement for its 2008 annual meeting of shareholders, filed with the SEC on April 23, 2008, and information regarding Merck’s directors and executive officers is available in Merck’s proxy statement for its 2009 annual meeting of stockholders, filed with the SEC on March 13, 2009.  Additional information regarding the interests of such potential participants in the proposed transaction will be included in the registration statement and joint proxy statement filed with the SEC in connection with the proposed transaction.